Exhibit 5.1

February 28, 2020

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, CA 95134-1706

Ladies and Gentlemen:

At your request, as your counsel, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Cisco Systems, Inc., a California corporation (“Cisco” or the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about February 28, 2020 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 134,693 shares of Cisco’s Common Stock (the “Shares”) subject to issuance by Cisco upon the exercise of stock options (the “Options”) granted under the Zomojo Employee Share Option Plan (the “2017 Plan”) and the settlement of restricted stock units (the “RSUs”) granted under the Zomojo Pty Ltd. 2019 Equity Incentive Plan (the “2019 Plan” and together with the 2017 Plan, the “Plans”) and substituted by Cisco in accordance with the terms of the Share Purchase Agreement, dated as of December 15, 2019 (the “Share Purchase Agreement”), by and among Cisco, Cisco Systems Australia Pty Limited, Zomojo Pty Ltd., the Shareholders of Zomojo Pty Ltd. (as that term is defined in the Share Purchase Agreement) and the Securityholders’ Agent (as that term is defined in the Share Purchase Agreement). At your request we are providing this letter to express our opinion on the matters set forth below in this letter (“our opinion”).

In connection with our opinion, we have examined such matters of law and fact as we have deemed necessary in order to render the opinions set forth herein, which included examination of the following:

(1)

the Company’s Restated Articles of Incorporation, filed with the California Secretary of State on January 18, 2001 and certified by the California Secretary of State on March 10, 2017, as filed as an exhibit to the Form S-3 registration statement filed by the Company with the Commission on February 21, 2001 (the “Restated Articles”);

(2)	the Company’s Amended and Restated Bylaws, as filed as an exhibit to the Form 8-K filed by the Company with the Commission on July 29, 2016 (the “Restated Bylaws”);

Cisco Systems, Inc.

February 28, 2020

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Prospectus prepared in connection with the Registration Statement (the “Prospectus”);

(5)

(a) the minutes of meetings and actions by written consent of the Company’s Board of Directors at which, or pursuant to which, the Restated Articles and Restated Bylaws were approved and (b) resolutions that a representative of the Company has represented to us were adopted at a meeting of the Compensation and Management Development Committee of the Company’s Board of Directors approving the Company’s substitution of the Options and the RSUs and authorizing filing of the Registration Statement;

(6)

the stock records that the Company has provided to us (consisting of (i) a report from the Company’s transfer agent as to the outstanding shares of the Company’s capital stock as of February 26, 2020 and a verbal confirmation from the Company’s transfer agent as to the outstanding shares of the Company’s capital stock on February 28, 2020; and (ii) a summary report from the Company as of February 24, 2020 of outstanding restricted stock units, options and warrants to purchase the Company’s capital stock and stock reserved for issuance thereunder upon the exercise or settlement of restricted stock units, options and warrants to be granted in the future);

(7)	the Share Purchase Agreement and all exhibits thereto;

(8)	the Plans, and the forms of agreements used thereunder furnished to us by the Company (such forms of agreements, the “Plan Agreements”);

(9)

the forms of the Company’s Stock Option Substitution Agreement (the “Option Substitution Agreement”) and Restricted Stock Unit Substitution Agreement (the “RSU Substitution Agreement”) to be used by the Company to assume the Options and RSUs originally issued under the Plans and substituted by the Company under the Share Purchase Agreement, as filed by the Company with the Commission as exhibits to the Registration Statement;

(10)

a Certificate of Status issued by the office of the California Secretary of State stating that the Company is a California corporation in good standing (together with the certificate of good standing described in item 11 below, the “Certificates of Good Standing”); and

(11)	a Certificate of Good Standing from the California Franchise Tax Board stating that the Company is in good standing with that agency.

Cisco Systems, Inc.

February 28, 2020

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the genuineness of signatures on documents reviewed by us, the conformity to originals and the completeness of all documents submitted to us as copies, the legal capacity of all parties executing any documents (other than the Company), the lack of any undisclosed termination or modification or waiver of any document, the absence of any extrinsic agreements or documents that might change or affect the interpretation or terms of documents, and the due authorization, execution and delivery of all documents by each party thereto other than the Company. We have also assumed that any certificates or instruments representing the Shares, when issued, will be executed by the Company by officers of the Company duly authorized to do so. In rendering our opinion, we have also relied upon a Certificate of Good Standing dated February 21, 2020 issued by the California Secretary of State with respect to the Company and representations and certifications made to us by the Company.

We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing California General Corporation Law now in effect. We express no opinion with respect to the securities or “blue sky” laws of any state.

Based upon the foregoing, it is our opinion that the 134,693 Shares that may be issued and sold by the Company upon the exercise of the Options and the settlement of the RSUs, when issued, sold and delivered in accordance with the Plans, the applicable Plan Agreements, Option Substitution Agreements and RSU Substitution Agreements entered into thereunder, and in the manner and for the consideration stated in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Cisco Systems, Inc.

February 28, 2020

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Yours truly,

/s/ Fenwick & West LLP